FORM N-8A

Rochdale Core Alternative Strategies Fund LLC

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: ROCHDALE CORE ALTERNATIVE STRATEGIES FUND LLC

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

570 Lexington Avenue
New York, New York 10022-6837

Telephone Number (including area code): (212) 702-3551

Name and address of agent for service of process:

Garrett R. D’Alessandro, President
Rochdale Investment Management LLC
570 Lexington Avenue
New York, New York 10022-6837

Please send copies of all
communications to:

Thomas F. Konop, Esq.
Sadis & Goldberg LLC
551 Fifth Avenue, 21st Floor
New York, New York 10176

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/     NO /  /

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York as of the
17th day of October 2006.

ROCHDALE CORE ALTERNATIVE STRATEGIES FUND LLC

By: /s/ Garrett R. D’Alessandro *
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Name: Garrett R. D’Alessandro
Title: President

*By:/s/Thomas F. Konop
_____________________
Thomas F. Konop,
as attorney-in-fact

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* Pursuant to power of attorney dated October 6, 2006 and provided as exhibit (s) in item 25 (2) to the above-mentioned Registration Statement filed concurrently under the Investment Company Act of 1940 Act on Form N-2.